Exhibit 10.18

Execution Version

CONFIDENTIAL

FOGHORN THERAPEUTICS INC.

c/o Flagship Ventures

1 Memorial Drive, 7th floor

Cambridge, MA 02142

Effective: October 1, 2015

Cigall Kadoch, Ph.D.

Dear Dr. Kadoch:

We are pleased that you have agreed to become a co-fmmder of and consultant to Foghorn Therapeutics Inc. This Agreement is made as of the date written above (the “Effective Date”) between you and Foghorn Therapeutics Inc., a Delaware corporation (the “Company”). The terms and conditions agreed to in this letter shall, together with any and all Exhibits, hereinafter be referred to as the “Agreement”. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:

1. Services.

(a) You agree to render services to the Company as an independent contractor to, and not as an employee of, the Company. During the Term, upon request by the Company, and at times mutually agreed upon by the Company and you, you shall provide services to the Company in the Company’s Field of Interest (as such term is defined in Section 2(b)) (the “Services”). Except as set forth on Exhibit B, you hereby represent that, as of the date hereof, you are not performing research at any Institution (as such term is defined in Section 5(a)(iv)) that is sponsored by any third party for-profit entity that overlaps with the Services. You shall devote your reasonable best efforts in the performance of the foregoing Services.

(b) Unless the Company has otherwise provided its prior written consent, during the Term, you shall commit all of your consulting time (to the extent (i) not expressly prohibited by the Institutions and (ii) for clarity outside of your written Institutional commitments and obligations) to providing services to the Company, and to no other person or entity (it being understood that sponsored research at any Institution (as defmed below) is not prohibited by this Section 1(b)); provided, however, that you may consult and otherwise provide services using up to 20% of such consulting time for other entities, provided that the provision of such services does not materially adversely affect your ability to comply with your obligations under this Agreement.

(c) You acknowledge and agree that you will be an independent contractor for all purposes including payroll and tax purposes, and that you shall not represent yourself to be an employee or officer of the Company unless so designated by a written agreement signed by the Company.

2. Acknowledgments.

(a) You acknowledge and agree that, during the course of providing the Services or otherwise in connection with this Agreement, the Company may furnish, disclose or make available to you Confidential Information (as defined in Section 3(b)). You also acknowledge that Confidential Information has been developed and may be developed by the Company through the expenditure by the Company of substantial time, effort or money and that any and all Confidential Information could be used by you to compete with the Company.

(b) You further recognize and acknowledge the competitive and proprietary nature of the Company’s business operations. The term “Company’s Field of Interest” means research, manufacture, and sale of products and services related to chromatin remodeling.

3. Confidentiality; Protected Information.

(a) You may disclose to the Company only information that you may freely disclose without restriction to third parties, including other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. The provisions of the preceding sentence shall survive the expiration or earlier termination of this Agreement indefinitely.

(b) You shall at all times, during both the Term and the ten-year period immediately following the Term, maintain in confidence and shall not, without the prior written consent of the Company or as otherwise directed by the Company, use, disclose, or give to any third party any information, fact, or data of the Company or related to the Company’s business that was disclosed to you or to which you gained access, including any information, fact or data concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or other, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in Section 4), or any other scientific, technical, trade or business secret or product development plan or confidential or proprietary information of the Company or of any third party (collectively, the “Confidential Information”). You shall not remove or modify any notice contained in the Confidential Information that such information is confidential and proprietary. Solely to the extent required by legal process, subpoena, warrant, or court order (a “Legal Purpose”), you may disclose any Confidential Information, provided that you first notify the Company as soon as reasonably possible and permit the Company to take any steps, at the Company’s expense, to oppose or limit the required disclosure. You agree not to file any patent application based on any Confidential Information, without the Company’s prior written approval. You agree not to make any copies of any Confidential Information (except to the extent solely necessary for the furtherance of the business of the Company or duly and specifically authorized by the Company) and, promptly upon request, whether during or after the Term, to return to the Company, or destroy and certify to the Company destruction of, any and all documentary, machine-readable or other elements, evidence or tangible forms of any Confidential Information and any copies that may be in your possession or under your control (save for one copy that you may retain solely to the extent required by any Legal Purpose; for clarity, you will not be required to return Confidential Information that is in machine readable format but rather take reasonable steps to destroy same).

(c) The provisions of this Section 3 shall not apply to any Confidential Information that (i) was already known to you to prior to the time of disclosure of such Confidential Information to you, as reasonably documented; (ii) was in the public domain at the time of disclosure of such Confidential Information; (iii) becomes generally available to the public through no fault of you; (iv) was received by your from a third party who does not have an obligation of confidentiality to the Company and who may lawfully disclose such Confidential Information to you; or (v) was developed by you without use of or reference to any Confidential Information, as reasonably documented.

4. Ownership of Ideas, Copyrights and Patents.

(a) You agree that any and all ideas, discoveries, information, data, creations, materials, compounds, research results, technology, manuscripts and other writings, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, processes, formulae and other intellectual property developed, made, discovered, conceived or improved by you in the Company’s Field of Interest, whether or not reduced to practice and whether or not patentable, copyrightable or protectable as a mask work or trade secret, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, in each case, in connection with your performance of the Services (collectively, the “Inventions”), shall be the sole and exclusive property of the Company, and that you shall not publish or otherwise disclose any of the Inventions without the prior written consent of the Company. You hereby assign and transfer, and to the extent that you cannot presently assign and transfer, will assign and transfer, to the Company all of your right, title and interest in and to any and all Inventions. You agree to maintain and furnish to the Company complete and current records of all such Inventions and disclose to the Company in writing any such Inventions. Upon termination of this Agreement, you shall provide to the Company in writing, upon the Company’s request in writing, a full, signed statement of all Inventions in which you participated prior to termination of this Agreement.

(b) At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company’s rights, including any applications for, or registrations or issuances of, any patents, trademarks or copyrights other intellectual property, proprietary or legal right in any jurisdiction in the world, in and to any of such Inventions (the “Invention Rights”), including joining in any proceeding or action to obtain and enforce any Invention Right. The Company will bear the expense of any such activity, proceeding or action, and further the Company will (i) reimburse you for any reasonable out-of-pocket expenses you may incur in providing such cooperation and (ii) pay you, after the Term, a consulting fee of $1,000 per hour for every hour in excess of five (5) hours in any rolling twelve (12)-month period that you may expend in providing such cooperation (and the Company will pay you such reimbursement or consulting fee upon receipt of copies of receipts for such expenses or an invoice setting forth in reasonable detail a description of such cooperation, as applicable). You hereby assign and transfer, and, to the extent that you cannot presently assign and transfer, will assign and transfer, to the Company all of your right, title and interest in any Invention Right that is issued or registered to, or applied by or on behalf of, you and shall take any action reasonably required to effect such assignment and transfer. To the extent you are unable to or do not take any such action, you hereby designate the Company as your agent, and grant to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of taking such action on your behalf.

5. Limitations on Competition. You hereby agree, in consideration of the Company’s agreement to engage you as a consultant hereunder and your compensation for Services rendered to the Company hereunder and in view of the confidential position to be held by you, and the confidential nature and proprietary value of the information which the Company may share with you, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

(a) Except as otherwise expressly set forth in this Agreement, you shall not, without the prior written consent of the Company:

(i) Either individually or on behalf of any for-profit third party, directly or indirectly, either as principal, agent, stockholder, owner, employee, consultant, representative or in any other capacity, conduct any activities in the Company’s Field of Interest (including as a consultant, employee, advisor or board member) with any for-profit third party involved, to any extent, in the Company’s Field of Interest, anywhere in the world (hereinafter, the “Restricted Territory”), nor shall you have any ownership interest in any for-profit third party that is involved, to any extent, in the Company’s Field of Interest in the Restricted Territory, except that nothing contained herein shall preclude you from owning stock in any such for-profit third party if such stock is publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding capital stock of such for-profit third party.

(ii) Either individually or on behalf of any for-profit third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing in the Company’s Field of Interest or otherwise with the Company or any present or future parent, subsidiary or affiliate of the Company, any joint venture or collaborative research partner, customer or patron of the Company, or any prospective customer or patron of the Company with respect to which the Company has developed or made a presentation for the use or exploitation of products or processes in the Company’s Field of Interest, located within the Restricted Territory.

(iii) Either individually or on behalf of any for-profit third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

(iv) As used in this Section 5, “for-profit third party” shall not include the Dana-Farber Cancer Institute (“DFCI”) or any other academic, hospital, governmental or not-for-profit institution or entity that employs you or for which you consult or otherwise provide services, now or in the future, including the Broad Institute, Harvard University, Stanford University and the Howard Hughes Medical Institute (collectively, “Institutions”). For clarity, this Section 5 shall not apply to any seminars, talks or other educational activities you may undertake in your capacity as an employee or consultant of an Institution, provided that you comply with the other terms of this Agreement.

(b) You further recognize and acknowledge that (i) the types of employment which are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to you in light of the Company’s need to perform its research and to develop and market its services and develop and sell its products in a large geographic area in order to grow and maintain a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(c) If any part of this Section 5 should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

(d) This Section 5 shall continue during the Term and for a period of twelve (12) months following the expiration or termination of the Term, unless this Agreement is terminated by you pursuant to Section 6(c) (Termination for Material Breach).

6. Term of Consulting Arrangement.

(a) The “Term” shall commence on the Effective Date and shall continue until the fifth anniversary thereof, unless earlier terminated in accordance with this Section 6.

(b) Termination for Convenience. Following the second anniversary of the Effective Date, either party may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party.

(c) Termination for Material Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within ninety days (or thirty days if regarding the payment of monies hereunder) after receipt by such party of written notice of such breach.

7. Effect of Expiration or Termination

(a) No expiration or termination of this Agreement will relieve or affect any rights or liabilities of the parties which may have accrued prior to the date of expiration or termination. Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, the provisions of Sections 1(c), 2 (Acknowledgments), 3 (Confidentiality; Protected Information), 4 (Ownership of Ideas, Copyrights and Patents), 5 (Limitations on Competition), 7 (Effect of Expiration or Termination), and 8 (Compensation) (solely to the extent any fees or expenses remain payable following such expiration or termination), 10 (Records), 13 (No Employment Created), 14 (Waiver of Provisions), 15 (Notices), 16 (Governing Law), 17 (Entire

Agreement), 18 (Invalidity), 19 (Injunctive Relief), 20 (Assignment), 21 (Modification), 22 (Interpretation), 23 (Headings), 24 (Affiliation with Dana-Farber Cancer Institute and Other Institutions) and 25 (Counterparts) will survive such expiration or termination and continue in effect in accordance with their terms.

(b) Termination by the Company.

(i) If the Company terminates this Agreement pursuant to Section 6(b) (Termination for Convenience) and, at the time of such termination, or at any other time thereafter while any of the Restricted Shares (as defined in that certain Stock Restriction Agreement, dated as of October 9, 2015, between you and the Company (as amended or restated, the “Stock Restriction Agreement)) have not yet then fully vested, you are not serving the Company as a director or in any other capacity (other than pursuant to this Agreement) that would allow such Restricted Shares to continue to vest under the Stock Restriction Agreement, then, upon such termination (or at any such later date when any such service ends), the Restricted Shares shall immediately vest and become Unrestricted Shares (as defined in the Stock Restriction Agreement).

(ii) (ii) If the Company terminates this Agreement pursuant to Section 6(c) (Termination for Material Breach), no Restricted Shares shall vest at any time following such termination on the basis of this Agreement; those Restricted Shares may continue to vest on the basis of other services you may be providing to the Company that would allow such Restricted Shares to continue to vest under the Stock Restriction Agreement.

(c) Termination by You.

(i) If you terminate this Agreement pursuant to Section 6(b) (Termination for Convenience), no Restricted Shares shall vest at any time following such termination.

(ii) If you terminate this Agreement pursuant to Section 6(c) (Termination for Material Breach), then, upon such termination, the Restricted Shares shall immediately vest and become Unrestricted Shares.

8. Compensation.

(a) In consideration for the Services, and for the rights granted to you by the Company hereunder, the Company has granted to you shares of its Common Stock pursuant to the Stock Restriction Agreement.

(b) Commencing on the Effective Date and continuing until the expiration or termination of the Term, the Company shall pay you consulting fees, payable monthly in arrears, at the rate of U.S. $150,000 per year.

(c) The Company shall reimburse you for all reasonable, appropriate or necessary travel and other out-of-pocket expenses incurred in the performance of your duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of the Company. Such reimbursement will include reimbursement for business class (or first class if business class is not available) fares for air travel across the United States (e.g., California to Massachusetts) or international air travel.

9. Disclosure to Future Employers. You may provide if reasonably necessary, and the Company may similarly provide in its discretion, a copy of the acknowledgments and covenants contained in Sections 2, 3, 4 and 5 of this Agreement to any business or enterprise which you or the Company, as applicable, may own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or with which you or the Company, as applicable, may have a relationship with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

10. Records. Upon termination of your relationship with the Company, you shall promptly deliver to the Company or destroy and certify the destruction of, at the Company’s sole election, any property of the Company which may be in your possession or under your control, including products, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies of the same, including any of the foregoing recorded on any computer or any machine readable medium (save for one copy that you may retain solely to the extent required by any Legal Purpose; for clarity, you will not be required to return property that is in machine readable format but rather take reasonable steps to destroy same).

11. No License, Representations or Warranties. No license with respect to the Confidential Information is granted by the Company hereunder for any purpose and no representations or warranties of any nature are made by the Company hereunder with respect to the Confidential Information, except that the Company has the authority to disclose the Confidential Information to you. Nothing contained in this Agreement shall be construed as an obligation on the part of either party to enter into any further agreement or arrangement relating to the Services or the Confidential Information.

12. No Conflicting Agreements. You hereby represent and warrant as of the Effective Date that you have no commitment or obligation that may be inconsistent with any provision of this Agreement. During the Term, you will not enter into any agreement, either written or oral, in conflict with any provision of this Agreement. If you are a party as of the Effective Date to any agreement which may be in conflict with any provision of this Agreement, please so indicate by identifying that agreement below your signature at the end of this Agreement and attaching a copy hereto.

13. No Employment Created. This Agreement does not constitute, and shall not be construed as constituting, an undertaking by the Company to hire you as an employee of the Company. You acknowledge that you will be working as a consultant only, and not as an employee, of the Company. Except as expressly set forth in this Agreement, you will not be entitled to receive any of the benefits provided by the Company to its employees, and you will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation.

14. Waiver of Provisions. Failure of any party to insist, in one or more instances, on performance by the other in accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of the waiving party.

15. Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if sent by facsimile transmission, recognized courier service or certified mail, postage and fees prepaid, addressed to the party to be notified as follows: if to the Company to its address set forth above, and if to you to your address set forth above, or in each case to such other address as either party may from time to time designate in writing to the other party. Such notice or communication shall be deemed to have been given as of the date sent by facsimile or delivered by a recognized courier service, or three days following the date deposited with the United States Postal Service.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without application of the conflicts of law provisions thereof.

17. Entire Agreement. This Agreement (and the Stock Restriction Agreement) embodies the entire agreement and understanding between the parties relating to the subject matter hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict any provision of this Agreement.

18. Invalidity. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, but rather shall be construed, reformed and enforced to the greatest extent permitted by law.

19. Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 2, 3, 4 or 5 of this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of Sections 2, 3, 4 or 5 of this Agreement.

20. Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of (i) the Company’s business, (ii) that aspect of the Company’s business in which you are principally involved or (iii) that aspect of the Company’s business that is engaged in the Company’s Field of Interest. You may not assign this Agreement, or any right or obligation hereunder, without the prior written consent of the Company. Any purported assignment made in violation of this Section 20 shall be null and void. This Agreement will bind and inure to the benefit of your and the Company’s successors and permitted assigns.

21. Modification and Amendment. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

22. Interpretation. The parties hereto acknowledge and agree that:

(a) (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement; and

(b) except where the context expressly requires otherwise, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” and (ii) the words “herein” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

23. Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

24. Affiliation with Dana-Farber Cancer Institute and Other Institutions. The Dana-Farber Cancer Institute Standard Consulting Agreement Provisions are attached hereto as Exhibit A and incorporated by reference in this Agreement. The term “Provisions” refers to those provisions, and any other provisions or policies of any Institution (including DFCI, identified as the Standard Provisions on Exhibit A) to which you are or may become subject in the future. Notwithstanding anything herein to the contrary, the parties hereby agree to be bound by the terms of these Provisions, and further agree that in the event that any term in the Provisions conflicts with any portion of this Agreement, the terms of the Provisions shall govern and prevail.

25. Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

Very truly yours,

FOGHORN THERAPEUTICS INC.

By:	/s/ Douglas Cole
Name: Douglas Cole
Title: President

Acknowledgment:

I, Cigall Kadoch, have read, understand, and accept this offer of engagement on the terms and conditions outlined in this offer letter. I am not relying on any representation made to me by anyone other than as set forth above.

By:	/s/ Cigall kadoch

(Signature Page to Consulting Agreement)

EXHIBIT A

DANA-FARBER CANCER INSTITUTE

STANDARD CONSULTING AGREEMENT PROVISIONS

1.

It is the policy of Dana-Farber Cancer Institute Inc. (“DFCI”) that these Standard Consulting Agreement Provisions (“Standard Provisions”) must be attached to any written agreement (“Agreement”) to provide consulting services between an employee, student, or member of the professional staff (“Consultant”) of DFCI and any organization (“Company”).

2.

Nothing in the Agreement shall limit or be construed to limit the right of Consultant to use or publish information which (a) is or becomes available to the public through no breach of the Agreement by Consultant, (b) was known to Consultant before the consulting services were performed, (c) is acquired by Consultant from a third party that has the legal right to disclose the information to the Consultant or (d) Consultant is required to disclose by law, government regulation, court order, the DFCI Conflict of Interest and Conflict of Commitment Policy or the Faculty of Medicine of Harvard University Faculty Policies on Integrity in Science. In the event of any required disclosure under part (d) of the foregoing sentence, Consultant shall (i) promptly inform the party requiring such disclosure of the existence of this Agreement, (ii) immediately notify Company of the disclosure requirement, and (iii) afford Company reasonable opportunity to oppose, limit or secure confidential treatment for the required disclosure. In addition, information generated by Consultant pursuant to the Agreement shall be proprietary to Company only if (a) such information is generated as a direct result of the performance of consulting services under the Agreement and (b) is not generated in the course of the Consultant’s activities as a DFCI employee. Consultant agrees not publish, disseminate or otherwise disclose any proprietary information of Company, obtained in the course of providing consulting services to Company, to any third party for a period of seven (7) years after the termination or expiration of this agreement.

3.

Consulting services shall not involve any use of the funds, personnel, facilities, materials, or other resources of DFCI, provided that Consultant may use the library and the Consultant’s office. Mere use of standard office equipment shall not constitute use of DFCI resources. Consultant shall ensure that no DFCI resources are used in the provision of Services by Consultant under this Agreement.

4.

Neither the name of the Consultant nor that of DFCI, nor any variation thereon, nor adaptation thereof may be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used.

5.

Consultant’s rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company funded consulting services made solely or jointly with Company employees or agents (“Consulting Inventions”) may be assigned to Company, so long as the provisions in Paragraph 6 below are not applicable. Consultant shall disclose to DFCI’s Belfer Office for Dana-Farber Innovations, in confidence, all Consulting Inventions which are related to Consultant’s research, clinical, or educational activities at DFCI in order to provide DFCI an opportunity to assess, together with Company, whether the invention is subject to the provisions of Paragraph 6 below.

6.

Notwithstanding Paragraph 5 above, Company agrees and understands that Consultant has a pre-existing obligation to assign to his or her employer, DFCI, all of Consultant’s rights in intellectual property which arise or are derived from Consultant’s employment at DFCI or which utilize the funds, including funding from any outside source awarded to or administered by DFCI, personnel, facilities, materials, or other resources of DFCI including resources provided in-kind by outside-sources. Company has no rights by reason of this Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable or copyrightable that is subject to Consultant’s obligations to DFCI. Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created hereunder in gaining access, whether by license or otherwise, to any proprietary information or intellectual property of DFCI. Other than the inventions assigned to Company pursuant to Paragraph 5 above, Company shall have no rights or interests in any other inventions, discoveries or developments owned by or assignable to DFCI. Consultant shall ensure that the Services provided under the Agreement do not utilize the funds, personnel, facilities, materials or other resources of DFCI.

7.

Each party to the Agreement acknowledges (i) that the Consultant is entering into the Agreement, and providing services to Company, in the Consultant’s individual capacity and not as an employee or agent of DFCI, (ii) DFCI is not a party to this Agreement and has no liability or obligation hereunder, and (iii) DFCI is intended as a third party beneficiary of this Agreement and certain provisions to this Agreement are for the benefit of DFCI and are enforceable by DFCI in its own name.

8.

By signing these Standard Provisions, the parties to the Agreement agree to abide by these Standard Provisions, and further agree that if any provision in the Agreement is inconsistent with these Standard Provisions, these Standard Provisions shall govern and prevail.

9.

The Standard Provisions shall be and hereby are in force and effect until the earlier to occur of (i) the expiration of the Agreement and (ii) the expiration or termination of all relationships between Consultant and DFCI.

A-2

ACCEPTED:

FOGHORN THERAPEUTICS INC.

By:	/s/ Douglas Cole	4/8/16
Authorized Officer		Date

Name:	Douglas Cole
Please print

Title:	President

(Signature Page to DFCI Provisions)

CONSULTANT

/s/ Cigall Kadoch, Ph.D.	4/11/16
Cigall Kadoch, Ph.D.	Date

(Signature Page to DFCI Provisions)

EXHIBIT B

OTHER RESEARCH